EXHIBIT 99.7

FOR IMMEDIATE RELEASE

Contact: Bruce Mackey, Treasurer (617) 796-8291 www.5sqc.com

FIVE STAR ADOPTS BOARD COMMITTEE CHARTERS,
CORPORATE GOVERNANCE DOCUMENTS AND
SHAREHOLDERS RIGHTS PLAN

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        Newton, MA (March 12, 2004). Five Star Quality Care, Inc. (AMEX: FVE) today announced that it has adopted new charters for the following committees of its Board of Directors: (i) Audit Committee; (ii) Compensation Committee; (iii) Nominating and Governance Committee; and (iv) Quality of Care Committee. The new or revised charters are intended to comply with requirements of the Sarbanes-Oxley Act and rules recently adopted by the S.E.C. and the AMEX.

        FVE also announced that it has adopted and published Governance Guidelines and a Code of Business Conduct and Ethics which will be available to all interested persons in accordance with the requirements of the Sarbanes-Oxley Act and the S.E.C. and AMEX rules.

        FVE also announced that it has adopted a new Shareholders Rights Plan. Under the terms of this plan, all shareholders of record as of the close of business of the AMEX on April 10, 2004, will receive a right to purchase FVE junior participating preferred shares. These rights will become exercisable in certain events and they will expire in April 2014 unless they are sooner redeemed. The new rights plan is intended to help FVE ensure that all its constituencies receive fair and equitable treatment in the event of a proposed takeover or other tactics to gain control of FVE; however, the rights are not being distributed in response to any known efforts to acquire control of FVE at this time.

        The text of the charters of FVE’s Audit Committee, Compensation Committee, Nominating and Governance Committee and Quality of Care Committee and of the Governance Guidelines and the Code of Business Conduct and Ethics may be viewed at the Governance section of FVE’s internet website at: www.5sqc.com. Copies of FVE’s Rights Plan may be obtained by writing to Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458,

Attn: Corporate Secretary. Copies of all of these documents and of certain related materials will also be available in a Form 8-K to be filed with the S.E.C., which may be accessed at the S.E.C.‘s internet website at: www.sec.gov.

        Five Star Quality Care, Inc., operates senior living communities and is headquartered in Newton, MA.

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